Exhibit 10.10

EXECUTION COPY

September 6, 2013

Jeremy Male

c/o CBS Outdoor Americas Inc.

405 Lexington Avenue

New York, NY 10174

Dear Jeremy:

CBS Outdoor Americas Inc., a Maryland corporation (“CBS Outdoor”) and an indirect wholly-owned subsidiary of CBS Corporation, a Delaware corporation (“CBS”), agrees to employ you and you agree to accept such employment upon the following terms and conditions:

1. Term. (a) The term of your employment under this Agreement shall commence on September 18, 2013 (the “Effective Date”) and, unless earlier terminated under this Agreement, shall expire on September 17, 2016 (the “Initial Term”). The term of your employment under this Agreement may be extended by CBS Outdoor for an additional one-year period (the “Renewal Term”) pursuant to paragraph 7(f). The Initial Term and, if applicable, the Renewal Term are collectively referred to in this Agreement as the “Term” notwithstanding any earlier termination of your employment for any reason.

(b) You acknowledge, understand and agree that your employment by CBS Outdoor under this Agreement is expressly subject to your satisfaction of the following conditions prior to the Effective Date: your (i) submission of all necessary applications and supporting documentation required by any governmental authority to secure any work permits, visas and other immigration-related documents with respect to your employment hereunder (a “Visa”); and (ii) delivery to CBS Outdoor of the fully-executed Deed of Agreement among you, JCDecaux UK Limited and JCDecaux S.A. in a form satisfactory to CBS Outdoor.

(c) You agree to secure a Visa no later than October 15, 2013 and to take all actions necessary during the Term to maintain the validity of your Visa.

2. Duties, Etc.

(a) During the Term, you agree to devote your entire business time, attention and energies to the business of CBS Outdoor. You will serve as the Chief Executive Officer of CBS Outdoor and you agree to perform all duties reasonable and consistent with that office as may be assigned to you by the President and Chief

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Executive Officer of CBS Corporation (the “CBS CEO”) until CBS Outdoor completes an initial public offering of its common stock (the “IPO”) and thereafter as may be assigned from time to time by the CBS Outdoor Board of Directors. You will be nominated to be a member of the Board of Directors of CBS Outdoor and, if elected, you agree to perform all duties reasonable and consistent with that position. Your principal place of employment will be CBS Outdoor’s executive offices in the New York metropolitan area; provided, however, that from time to time you will be required to render services elsewhere as required for business reasons. In carrying out your duties you shall report solely to the CBS CEO until the completion of the IPO, at which point you shall report to the CBS Outdoor Board of Directors, and at all times you shall be the highest ranking senior officer of CBS Outdoor, and all employees of CBS Outdoor shall report, directly or indirectly (through one or more of your subordinates), to you.

(b) Anything herein to the contrary notwithstanding, you may (i) serve on up to two boards of directors of other business enterprises, (ii) engage in charitable, educational or community affairs, including serving on the board of directors of any charitable, educational or community organization and (iii) manage your personal investments, provided that the activities described in (i), (ii) or (iii) above are consistent with the business practices and policies of CBS and CBS Outdoor, do not materially interfere with the performance of your duties hereunder and your serving on any of the board of directors positions described in (i) and (ii) above will be subject to the prior notice to and approval from the CBS CEO prior to completion of the IPO and the CBS Outdoor Board of Directors thereafter.

3. Compensation.

(a) Salary. For all the services rendered by you in any capacity under this Agreement, CBS Outdoor agrees to pay you base salary at the rate of One Million Three Hundred Fifty Thousand U.S. Dollars (US $1,350,000) per annum, less applicable deductions and withholding taxes, in accordance with CBS Outdoor’s payroll practices as they may exist from time to time. (Such base salary, as it may be increased from time to time, “Salary”). During the Term of this Agreement, your Salary may be increased (but not decreased), and such increase, if any, shall be made at a time, and in an amount, as determined by the Compensation Committee of either the CBS Board of Directors or the CBS Outdoor Board of Directors, as applicable (the “Committee”), in its discretion.

(b) Bonus Compensation. You also shall be eligible to receive annual bonus compensation (“Bonus”) during your employment with CBS Outdoor under this Agreement, determined and payable as follows:

(i) For calendar year 2013, in lieu of forfeited compensation and bonus opportunity from your former employer, you will receive a Bonus of not less than One Million Two Hundred Seventy-Nine Thousand U.S. Dollars (US $1,279,000).

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(ii) Your Bonus for each calendar year (beginning with calendar year 2014) during your employment under this Agreement will be determined by the Committee in accordance with the guidelines of the applicable short-term incentive program (the “STIP”), as such guidelines may be amended from time to time.

(iii) Your target bonus (“Target Bonus”) for each calendar year during your employment under this Agreement (or applicable portion thereof) shall be not less than 85% of your Salary in effect on November 1st of such calendar year or the last day of your employment, if earlier, with a maximum bonus opportunity equal to 200% of the Target Bonus, which percentages may be increased, but not decreased, from time to time.

(iv) Bonuses shall be payable, less applicable deductions and withholding taxes, between January 1st and March 15th of the following calendar year.

(v) If, prior to the last day of a calendar year, your employment with CBS Outdoor terminates other than for Cause (as defined herein) or as a result of a termination by you for Good Reason, CBS Outdoor shall pay you a prorated Bonus (the “Prorated Bonus”), in which case such Prorated Bonus will be determined in accordance with the guidelines of the STIP and payable in accordance with paragraph 3(b)(iv). For purposes of this Agreement, the term “Prorated” shall mean the product of your Bonus determined for the calendar year of your termination multiplied by a fraction, the numerator of which shall be the number of days you shall have been employed by CBS Outdoor in such year and the denominator of which shall be 365. Notwithstanding anything in this paragraph 3(b) to the contrary, if at any time prior to your date of termination your Target Bonus or maximum bonus opportunity, as a percentage of your Salary, has been reduced, or your Salary on which your Target Bonus and maximum bonus opportunity is based has been reduced, in violation of the terms of this Agreement, then your Prorated Bonus for the year in which your employment terminates shall be determined on the basis of the highest Salary, or the highest Target Bonus or maximum bonus opportunity, in effect for you at any time prior to your date of termination.

(c) Long-Term Incentive Compensation.

(i) On the Effective Date or, if later, the third business day following the public announcement of the execution of this Agreement (the

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“2013 Grant Date”), you will receive a grant of long-term incentive compensation under the CBS Corporation 2009 Long-Term Incentive Plan (or any successor plan thereto) (the “CBS LTIP”), having an aggregate grant date value of Two Million U.S. Dollars (US $2,000,000), to be allocated as follows:

(A) A stock option (the “Stock Option”) to purchase a number of shares of CBS Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), under the CBS LTIP, having a value equal to Eight Hundred Thousand U.S. Dollars (US $800,000), with the number of shares of Class B Common Stock underlying the Stock Option to be determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC) Topic 718, Compensation – Stock Compensation (employing the same assumptions and methodologies that are applied for purposes of CBS’s financial accounting statements), the terms of such Stock Option grant to be in substantially the form previously provided to you. The Stock Option shall have a term of eight (8) years, shall have an exercise price equal to the closing price of one (1) share of Class B Common Stock on the 2013 Grant Date and shall vest in four (4) equal installments on each of the first, second, third and fourth anniversaries of the 2013 Grant Date, provided that you remain employed with CBS Outdoor on each such vesting date, subject to acceleration of vesting and all other provisions of this Agreement and the award agreement, as applicable.

(B) An award of restricted share units (“RSUs”) subject to time-based and performance-based vesting under the CBS LTIP (the “PRSUs”). The PRSUs shall have a grant date value equal to Six Hundred Thousand U.S. Dollars (US $600,000) (the “PRSU Grant Date Value”), the terms of such PRSU grant to be in substantially the form previously provided to you. The target number of PRSUs (rounded down to a whole unit for any fractional unit) will be determined by dividing the PRSU Grant Date Value by the closing price of one (1) share of Class B Common Stock on the 2013 Grant Date, with the performance goals and methodology for determining the level of payment of the PRSUs being the same as that applicable to the performance-based restricted share units awarded to other CBS senior executives on February 12, 2013. Each PRSU shall correspond to one (1) share of Class B Common Stock. The PRSUs shall vest in four (4) equal installments on each of the first, second, third and fourth anniversaries of the 2013 Grant Date, provided that you remain employed with CBS Outdoor on each such vesting date, subject to acceleration of vesting and all other provisions of this Agreement and the award agreement, as

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applicable. The PRSUs shall be payable in shares of Class B Common Stock and shall accrue dividend equivalents in accordance with the CBS LTIP.

(C) An award of RSUs subject only to time-based vesting under the CBS LTIP (the “TRSUs”). The TRSUs shall have a grant date value equal to Six Hundred Thousand U.S. Dollars (US $600,000) (the “TRSU Grant Date Value”), the terms of such TRSU grant to be in substantially the form previously provided to you. The number of TRSUs (rounded down to a whole unit for any fractional unit) will be determined by dividing the TRSU Grant Date Value by the closing price of one (1) share of Class B Common Stock on the 2013 Grant Date. Each TRSU shall correspond to one (1) share of Class B Common Stock. The TRSUs shall vest in four (4) equal installments on each of the first, second, third and fourth anniversaries of the 2013 Grant Date, provided that you remain employed with CBS Outdoor on each such vesting date, subject to acceleration of vesting and all other provisions of this Agreement and the award agreement, as applicable. The TRSUs shall be payable in shares of Class B Common Stock and shall accrue dividend equivalents in accordance with the CBS LTIP.

(D) The PRSUs and TRSUs granted to you pursuant to clauses (B) and (C) above shall be settled in shares of Class B Common Stock within ten (10) business days after the date on which each installment of such awards vests. Any accrued dividend equivalents credited with respect to each installment of such awards shall be paid to you at the same time as the vested PRSUs and TRSUs covered by such installment are settled (provided, that in the case of PRSUs, dividend equivalents are credited and paid only with respect to the target number of PRSUs granted, unless actual performance results in vesting and settlement of a lesser number of PRSUs than the target number of PRSUs granted, in which case dividend equivalents will be credited and paid only with respect to such lesser number of PRSUs).

(ii) On the Effective Date, you shall receive an award of fully-vested restricted share units under the CBS LTIP (the “Vested RSUs”). The Vested RSUs shall have a grant date value equal to One Million U.S. Dollars (US $1,000,000) (the “Vested RSU Grant Value”). The number of Vested RSUs (rounded down to a whole unit for any fractional unit) shall be determined by dividing the Vested RSU Grant Value by the closing price of one (1) share of Class B Common Stock, on the Effective Date. Each Vested RSU shall correspond to one (1) share of Class B Common Stock. The Vested RSUs shall be settled in shares of Class B Common Stock in two (2) equal installments on

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each of the first and second anniversaries of the Effective Date, subject to accelerated settlement as set forth in this Agreement. The Vested RSUs shall accrue dividend equivalents in accordance with the CBS LTIP, which shall be payable at the same time as the Vested RSUs are settled.

(iii) Beginning with calendar year 2014, you shall be eligible to receive annual grants of long-term incentive compensation under the CBS LTIP or the CBS Outdoor long-term incentive plan (or any successor plan thereto) (the “CBS Outdoor LTIP,” and together with the CBS LTIP, the “LTIP”). You shall have a target long-term incentive value equal to Two Million U.S. Dollars (US $2,000,000). The precise amount, form (including equity and equity-based awards, which for purposes of this Agreement are collectively referred to as “equity awards”) and timing of any such long-term incentive award, if any, shall be determined in the discretion of the Committee; provided, however, that the terms relating to the settlement or payment of any such award shall comply with all applicable requirements of Code Section 409A (as defined in paragraph 18 below).

(iv) In connection with the IPO and subject to terms and conditions of the underwriters of the IPO and your continued employment with CBS Outdoor through the date of the IPO, you will be afforded the opportunity to purchase a number of shares of CBS Outdoor common stock (“Outdoor Stock”) in such IPO at the public offering price (the “IPO Price”) having an aggregate value of up to Four Million U.S. Dollars (US $4,000,000), with the number of shares of Outdoor Stock purchased to be determined based on the IPO Price; provided that you must provide notice to CBS Outdoor of your intention to purchase such Outdoor Stock and the amount of such purchase no later than thirty (30) days prior to commencement of the road show for the IPO. If you choose to purchase Outdoor Stock pursuant to the foregoing sentence, you will receive an award of RSUs under the CBS Outdoor LTIP (the “Outdoor RSUs”) within thirty (30) days following the date of the IPO (the “Outdoor RSU Grant Date”), with the number of Outdoor RSUs to be granted to you equal to the product (rounded down to the nearest whole share) of (x) 0.625 multiplied by (y) the number of shares of Outdoor Stock you purchased. For the avoidance of doubt, each Outdoor RSU shall correspond to one (1) share of Outdoor Stock. The Outdoor RSUs shall vest in four (4) equal installments on each of the first, second, third and fourth anniversaries of the Outdoor RSU Grant Date, provided that you are employed on each such vesting date, subject to acceleration of vesting and all other applicable terms of this Agreement, the CBS Outdoor LTIP and the applicable award agreement. The Outdoor RSUs shall be payable in shares of Outdoor Stock. The Outdoor RSUs covered by each installment of such award shall be settled within ten (10) business days after the date on which such RSUs vest. Accrued dividend equivalents credited with respect to such vested RSUs, if any, shall be paid to you at the same time as such vested RSUs are settled.

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(v) Anything herein to the contrary notwithstanding, (A) upon the date of the IPO, any unvested RSUs in respect of shares of Class B Common Stock (excluding any such RSUs described in clause (B)(x) below) held by you as of the date of the IPO, shall be converted into unvested RSUs in respect of shares of Outdoor Stock of substantially equivalent value (as determined by CBS in accordance with the terms of the CBS LTIP) and subject to terms and conditions substantially equivalent to those governing such unvested RSUs prior to such conversion; and (B) upon the date of the Separation and in a manner generally consistent with the terms governing the treatment of similar equity-based awards as set forth in the Employee Matters Agreement to be entered into between CBS Outdoor from CBS and the terms of the CBS LTIP, (x) any unvested RSUs in respect of Class B Common Stock that were granted after December 31, 2013, that vest based on the satisfaction of performance criteria, that are intended to be “qualified performance-based compensation” within the meaning of Internal Revenue Code Section 162(m) (“Code Section 162(m)”), and that you held as of the date of the IPO shall be converted into performance-based RSUs in respect of shares of Outdoor Stock of substantially equivalent value (as determined by CBS in accordance with the terms of the CBS LTIP) and subject to terms and conditions substantially equivalent to those governing such unvested RSUs prior to such conversion, and (y) any outstanding stock options in respect of shares of Class B Common Stock held by you as of the date of the Separation, shall be converted into stock options in respect of shares of Outdoor Stock of substantially equivalent value (as determined by CBS in accordance with the terms of the CBS LTIP) and subject to terms and conditions substantially equivalent to those governing such outstanding stock options prior to such conversion. Notwithstanding anything in clause (y) of the preceding sentence to the contrary, no stock options in respect of shares of Class B Common Stock held by you as of the date of the Separation (your “CBS Stock Options”) shall be converted into stock options in respect of shares of Outdoor Stock (“Outdoor Stock Options”) unless the conversion can be accomplished, and is accomplished, in a manner that will not cause either your CBS Stock Options, or the Outdoor Stock Options received in exchange therefor, to fail to comply with any applicable requirements of Code Section 409A. For purposes of this paragraph 3(c)(v), the term “Separation” means a split-off or spin-off of CBS Outdoor from CBS that constitutes a “corporate transaction” within the meaning of Section 424 of the Code and its regulations as a result of which CBS Outdoor becomes an independent, publicly-traded company that is no longer a Subsidiary of CBS.

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(vi) Notwithstanding any provision to the contrary in the CBS LTIP or in any agreement evidencing any award granted to you under the CBS LT1P, in the event that CBS Outdoor ceases to be a “subsidiary” (as defined in the CBS LTIP) of CBS following the IPO or the sale by CBS of CBS Outdoor shares, (A) your employment with CBS Outdoor shall not be treated as terminated by reason thereof for purposes of any Stock Option or RSU award granted to you under the CBS LTIP pursuant to this paragraph 3(c), and (B) none of such awards will be forfeited by reason thereof.

4. Benefits.

(a) You shall be eligible for five (5) weeks of vacation per year and to participate in all medical, dental, life insurance, long-term disability insurance, retirement, long-term incentive and other benefit plans and programs applicable generally to other senior executives of CBS Outdoor in which you and your family (as applicable) would be eligible to participate under the terms of the plans, as may be amended from time to time. This provision shall not be construed to require either CBS or CBS Outdoor to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement.

(b) CBS Outdoor agrees to assist/cooperate in good faith with your efforts in securing and maintaining the validity of any work permits, visas and other immigration-related documents as described in paragraph 4(b). CBS Outdoor will pay or reimburse all reasonable costs and expenses associated with obtaining the appropriate work permit/visa for you and required visas for your spouse and dependent children. Any expense reimbursements will be made within sixty (60) calendar days following the Effective Date or, if later, on the date on which CBS Outdoor receives appropriate documentation with respect to such expenses, but in no event will payment be made later than December 31 of the calendar year following the calendar year in which you incur the expenses.

(c) CBS Outdoor will pay all reasonable and customary expenses for (w) one (1) house hunting trip to the New York metropolitan area for you and your spouse; (x) suitable housing for you and/or your family in the New York metropolitan area for a period of twelve (12) months following the Effective Date, provided that such housing costs shall be reasonable and ultimately subject to the approval of CBS senior management; (y) the transfer of your household goods to the New York metropolitan area; and (z) six (6) trips for you to the United Kingdom to visit your family during the first twelve (12) months of the Term and one (1) family trip to the New York metropolitan area for your spouse and children during the first twelve (12) months of the Term. Any expense reimbursements will be made within sixty (60) calendar days following the Effective Date or, if later, on the date on which CBS Outdoor receives

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appropriate documentation with respect to such expenses, but in no event will payment be made later than December 31 of the calendar year following the calendar year in which you incur the expenses.

(d) To the extent that any of the payments made to you or on your behalf pursuant to paragraph 4(c) (each such payment, a “reimbursement”) are taxable to you, CBS Outdoor will make an additional payment to you (the “Additional Payment”) in an amount that after payment of all taxes payable by you with respect to the Additional Payment, will equal the amount of all taxes payable by you with respect to the related reimbursement. The Additional Payment required to be paid pursuant to the preceding sentence shall be paid to you or to the applicable taxing authorities on your behalf at the time the related taxes are due, or as soon thereafter as administratively practicable, but in any event by no later than December 31 of the calendar year next following the calendar year in which the related taxes are remitted to the applicable taxing authorities.

5. Business Expenses. During your employment under this Agreement, CBS Outdoor shall reimburse you for such reasonable travel and other expenses (including, without limitation, the expense of first class travel for flights in excess of three hours) in the performance of your duties as are customarily reimbursed to CBS Outdoor executives at comparable levels; provided that with respect to any travel covered by clause (z) of paragraph 4(c) hereof, your reimbursement for airfare shall be limited to the cost of business class tickets. Any expense reimbursements will be made within sixty (60) calendar days following the date on which CBS Outdoor receives appropriate documentation with respect to such expenses, but in no event will payment be made later than December 31 of the calendar year following the calendar year in which you incur the expenses.

6. Non-Competition, Confidential Information, Etc.

(a) Non-Competition. You agree that your employment with CBS Outdoor is on an exclusive basis and that, while you are employed by CBS Outdoor or any of its Subsidiaries (as defined in this paragraph 6(a) below), you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) under this Agreement. You further agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate in (or negotiate or sign any agreement to engage in or participate in), whether as an owner, partner, stockholder, officer, employee, director, agent of or consultant for, any business which at such time is competitive with (i) any business of CBS Outdoor or any of its Subsidiaries, or (ii) any business of CBS or any of its other Subsidiaries without, in the case of this paragraph 6(a)(ii), the written consent of CBS, but only if and to the extent that during the Term you had responsibilities or duties directly or indirectly relating to any such business of CBS or such other Subsidiaries;

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provided, however, that this provision shall not prevent you from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the period during your employment with CBS Outdoor and shall continue following the termination of your employment for any reason, including the expiration of the Term, for the greater of: (i) twelve (12) months, or (ii) for the period during which payments are to be made to you pursuant to paragraphs 7(b), 7(c) or 7(f) of this Agreement, unless you request and CBS Outdoor and, if prior to the completion of the IPO, CBS accepts a written request pursuant to paragraph 6(j) of this Agreement, if any. Except as otherwise provided herein, as used in this Agreement, a “Subsidiary” of an entity shall mean any other entity, including any corporation, partnership (general or limited), limited liability company, entity, firm, business organization, enterprise, association or joint venture in which the first entity, directly or indirectly, owns 50% or more of the voting power.

(b) Confidential Information.

(i) You agree that, during the Term and at any time thereafter, (A) you shall not use for any purpose, including disclosing to any third party, other than in performance of the duly authorized business of CBS Outdoor, any information relating to CBS Outdoor, CBS or any of their respective Affiliated Companies (as defined in subparagraph (iv) of paragraph 6(c) below), which is non-public, confidential or proprietary to CBS Outdoor, CBS or any their respective Affiliated Companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with CBS Outdoor’s policies); and (B) you will comply with any and all confidentiality obligations of CBS Outdoor or CBS to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you. For purposes of this paragraph 6(b), the term “third party” shall be defined to mean any person other than CBS Outdoor and its Subsidiaries, CBS and its Subsidiaries or any of their respective directors and senior officers.

(ii) Anything to the contrary herein notwithstanding, you are not prohibited from disclosing any Confidential Information if (A) disclosure is required by law, including pursuant to a subpoena issued by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof)

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with apparent jurisdiction to order you to disclose or make available such Confidential Information; provided that you shall promptly notify CBS and/or CBS Outdoor, as applicable, in writing upon receiving a request to disclose such Confidential Information and, if CBS and/or CBS Outdoor requests, reasonably cooperate with CBS and/or CBS Outdoor at its expense in seeking a protective order or other appropriate protection of such Confidential Information (which expense shall include the cost of your own counsel, as you may reasonably request, if CBS and/or CBS Outdoor determine to pursue a protective order or other protective relief); provided, further, that you use reasonable best efforts (including taking into account the advice of your own counsel) to avoid any unnecessary disclosure by you of the Confidential Information; or (B) in connection with any litigation, arbitration or mediation involving the enforcement of this Agreement or any other dispute between you and CBS Outdoor regarding your employment with CBS Outdoor or the termination thereof; provided that, in connection with your use of Confidential Information in any such litigation, arbitration or mediation proceeding, you use reasonable best efforts to avoid any unnecessary disclosure by you of the Confidential Information outside of such proceeding.

(c) No Solicitation, Etc. You agree that, while employed by CBS Outdoor and for the greater of twelve (12) months thereafter or for so long as payments are due to you pursuant to paragraph 7(b), 7(c) or 7(f) of this Agreement, you shall not, directly or indirectly:

(i) employ or solicit the employment of any person who is then or has been within twelve (12) months prior thereto, an employee of CBS Outdoor, CBS or any of their respective Affiliated Companies (as defined in clause (iv) below);

(ii) do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of CBS Outdoor, CBS or any of their respective affiliated companies with any employee or consultant; or

(iii) do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of CBS Outdoor, CBS or any of their respective affiliated companies with any customer or supplier.

(iv) Notwithstanding anything to the contrary contained herein, your response to an unsolicited request for an employment reference regarding any former employee of CBS Outdoor shall not be a violation of this paragraph 6(c).

(v) For purposes of this Agreement, an “Affiliated Company” shall mean any entity in which CBS or CBS Outdoor directly or indirectly owns at least 20% of the voting power.

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(d) CBS Outdoor Ownership. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services during your employment with CBS Outdoor and any works in progress resulting from such services, shall be works-made-for-hire and CBS Outdoor shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner CBS Outdoor determines, in its discretion, without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to CBS Outdoor under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and CBS Outdoor shall have the right to use the work in perpetuity throughout the universe in any manner CBS Outdoor determines, in its discretion, without any further payment to you. You shall, as may be requested by CBS Outdoor from time to time, do any and all things which CBS Outdoor may deem useful or desirable to establish or document CBS Outdoor’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate the General Counsel of CBS Outdoor (or his or her designee) as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by CBS Outdoor of any ownership rights to which CBS Outdoor may be entitled by operation of law by virtue of being your employer.

(e) Litigation.

(i) You agree that during the Term and for twelve (12) months thereafter or, if later, during the pendency of any litigation or other proceeding, except as otherwise provided in paragraph 6(b)(ii)(B) hereof, (x) you shall not communicate with anyone (other than your own attorneys and tax

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advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving CBS Outdoor, CBS or any of their respective Affiliated Companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to CBS Outdoor and/or CBS (or its counsel); and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matters, either through formal legal process such as a subpoena or by informal means such as interviews, you shall promptly notify CBS Outdoor’s and/or CBS’s counsel before providing any information or documents.

(ii) You agree to cooperate with CBS Outdoor, CBS and their respective attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved or had knowledge of prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to counsel, experts or consultants, providing truthful testimony in pretrial and trial or hearing proceedings and any travel related to your attendance at such proceedings. In the event that your cooperation is requested after the termination of your employment, CBS Outdoor and/or CBS will (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses. Reimbursement shall be made within sixty (60) calendar days following the date on which CBS Outdoor and/or CBS receives appropriate documentation with respect to such expenses, but in no event shall payment be made later than December 31 of the calendar year following the calendar year in which you incur the related expenses.

(iii) You agree that during the Term and at any time thereafter, to the fullest extent permitted by law, you will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves CBS Outdoor, CBS or any of their respective Affiliated Companies, or which may create the impression that such testimony is endorsed or approved by CBS Outdoor, CBS or any of their respective Affiliated Companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process, the approval of the General Counsel of CBS Outdoor and the General Counsel of CBS.

(f) No Right to Give Interviews or Write Books, Articles, Etc. During the Term, except as authorized by CBS Outdoor, you shall not (i) give any

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interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning CBS Outdoor, CBS, their respective Affiliated Companies or any of their respective officers, directors, agents, employees, suppliers or customers. The prohibition contained in this paragraph 6(f) shall not apply to a statement as to your employment with CBS Outdoor made in a publication by a school, social club, community association or similar organizations.

(g) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with CBS Outdoor shall remain the exclusive property of CBS Outdoor. In the event of the termination of your employment for any reason, CBS Outdoor reserves the right, to the extent permitted by law and in addition to any other remedy CBS Outdoor may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may owe to CBS Outdoor, CBS or any of their respective Affiliated Companies at the time of or subsequent to the termination of your employment with CBS Outdoor; and (ii) the value of the CBS Outdoor property which you retain in your possession after the termination of your employment with CBS Outdoor. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent. Notwithstanding anything in this paragraph 6(g) to the contrary, CBS Outdoor will not exercise such right to deduct from any monies otherwise payable to you that constitute “deferred compensation” within the meaning of Code Section 409A (as defined herein). Anything herein to the contrary notwithstanding, upon your termination of employment, you shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing your compensation or relating to the reimbursement of expenses incurred by you, (iii) information you reasonably believe may be needed for tax purposes, and (iv) copies of plans, programs and agreements related to your employment, or termination thereof, with CBS Outdoor. You also may retain electronic devices used for communication and information storage, including mobile devices and computers regularly used by you, to the extent they contain information you are permitted to retain pursuant to this paragraph 6(g), which devices and information shall be subject to scanning and other procedures by and satisfactory to CBS or CBS Outdoor information technology personnel. All other information may be deleted by CBS Outdoor or CBS from such electronic devices pursuant to this paragraph (g).

(h) Non-Disparagement. You agree that, during the Term and for a period of one (1) year thereafter, you shall not, in any communications with the press or other media or any customer, client, supplier of CBS Outdoor, CBS or any of their respective Subsidiaries, or member of the investment community, criticize, ridicule or

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make any statement which disparages or is derogatory of CBS Outdoor or CBS or any of their respective Affiliated Companies, or any of their respective directors or senior officers. Each of CBS Outdoor and CBS agrees that during the Term and for a period of one (1) year thereafter, such parties shall not, in any communications with the press or other media or any customer, client, supplier of CBS Outdoor, CBS or any of their respective Subsidiaries, or member of the investment community, criticize, ridicule or make any statement which disparages or is derogatory of you; provided, that CBS Outdoor’s and CBS’s obligations shall be limited to communications by their senior corporate executives having the rank of Senior Vice President or above (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this paragraph 6(h) by CBS Outdoor or CBS, as applicable. Notwithstanding the foregoing, neither you, CBS Outdoor nor CBS shall be prohibited from making truthful statements in connection with any arbitration proceeding described in paragraph 19 hereof concerning a dispute relating to this Agreement.

(i) Injunctive Relief. CBS Outdoor has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) of this Agreement will result in irreparable damage to CBS Outdoor and, accordingly, CBS Outdoor may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to CBS Outdoor.

(j) Survival; Modification of Terms. Your obligations under paragraphs 6(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; provided, however, that your obligations under paragraph 6(a) (but not under any other provision of this Agreement) shall cease if: (x) CBS Outdoor terminates your employment without Cause, you terminate your employment for Good Reason, or your employment with CBS Outdoor terminates under the circumstance described in paragraph 7(c)(i), (y) you provide CBS Outdoor a written notice indicating your desire to waive your right to receive, or to continue to receive, termination payments and benefits under paragraph 7(b), 7(c) or 7(f), as applicable; and (z) CBS Outdoor notifies you that it has, in its discretion, accepted your request. You and CBS Outdoor agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of CBS Outdoor that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable. You acknowledge that CBS conducts its business operations around the world and has invested considerable time and effort to develop the international brand and goodwill associated

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with the “CBS” name. To that end, you further acknowledge that the obligations set forth in this paragraph 6 are by necessity international in scope and necessary to protect the international operations and goodwill of CBS, CBS Outdoor and their respective Affiliated Companies.

7. Termination of Employment.

(a) Termination for Cause.

(i) CBS Outdoor may, at its option, terminate your employment under this Agreement for Cause at any time during the Term. For purposes of this Agreement, “Cause” shall mean: (A) embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; (B) willful unauthorized disclosure of Confidential Information; (C) your failure to obey a material lawful directive that is appropriate to your position from an executive(s) with authority to give you such directive; (D) your failure to comply with the written policies of CBS Outdoor, including the CBS Business Conduct Statement and/or any CBS Outdoor conduct statement as they apply from time to time; (E) your material breach of this Agreement (which, for avoidance of doubt, shall include a material breach of your obligations as set forth in paragraphs 1(b) and (c) of this Agreement); (F) during the Term, your terminating your employment without Good Reason other than due to your death or Disability or pursuant to and in accordance with paragraph 7(c); (G) your willful failure or willful refusal after being given written notice (except in the event of your Disability) to substantially perform your material duties and responsibilities as set forth in paragraph 2 of this Agreement; (H) your willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; (I) conduct by you which is considered an offense involving moral turpitude under federal, state or local laws; or (J) willful misconduct by you that brings you to public disrepute or scandal that does, or is likely to do, significant harm to CBS Outdoor’s businesses or those who conduct business with CBS Outdoor, CBS and their respective Affiliated Companies. For purposes of this Agreement, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in, or not opposed to, the best interest of CBS Outdoor.

After completion of the IPO, prior to the termination of your employment for Cause, you shall have the opportunity to be heard before the CBS Outdoor Board of Directors.

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In addition, CBS Outdoor will give you written notice of termination regarding any alleged act, failure or breach in reasonable detail and, except in the case of clause (A), (B) or (F) or any other conduct, failure, breach or refusal which, by its nature, CBS Outdoor determines cannot reasonably be expected to be cured, the conduct required to cure. Except for conduct described in clause (A), (B) or (F) or any other conduct, failure, breach or refusal which, by its nature, CBS Outdoor determines cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure any conduct, failure, breach or refusal under clause (C), (D), (E), (G), (H), (I) or (J) of this paragraph 7(a)(i); provided, however, that if CBS Outdoor reasonably expects irreparable injury from a delay of ten (10) business days, CBS Outdoor may give you notice of such shorter period within which to cure as is reasonable under the circumstances.

(ii) In the event that your employment terminates under paragraph 7(a)(i) during the Term, except as otherwise provided in this Agreement, including for any Accrued Obligations (as defined in the next sentence) which shall be paid net of applicable withholding taxes, CBS Outdoor shall have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits, except to the extent of “Accrued Obligations.” As used in this Agreement, the term “Accrued Obligations” mean: (A) any unpaid Salary through and including the date of termination, (B) any unpaid Bonus awarded for the calendar year prior to the calendar year in which you are terminated, (C) any business expense reimbursements incurred but not yet approved and/or paid and (D) such other amounts or benefits as are required to be paid or provided by law or in accordance with applicable plans, programs and other arrangements of CBS or CBS Outdoor. The amounts payable to you pursuant to clauses (A), (B) and (C) of the preceding sentence shall be paid to you no later than thirty (30) days after the date on which your employment terminates, and the amounts or benefits payable to you pursuant to clause (D) of the preceding sentence shall be paid or provided to you at the time or times and in the manner specified in the applicable plans, programs and other arrangements.

(iii) Notwithstanding anything in this Agreement to the contrary, in the event that CBS Outdoor terminates your employment under paragraph 7(a)(i) during the Term due to your inability to secure a Visa by October 15, 2013 (as required by paragraph 1(c)), then, provided you used best efforts to secure the Visa by October 15, 2013, (x) the Vested RSUs shall be forfeited and (y) the provisions of paragraphs 6(a) and 6(c)(iii) shall no longer apply to you following your termination date. All other restrictive covenants set forth in paragraphs 6(b) through 6(j) shall continue to apply to you for the periods set forth therein, including, without limitation, the restrictions on your use of Confidential Information set forth in paragraph 6(b).

(iv) Upon the termination of your employment pursuant to any provision of paragraph 7, you shall continue to possess the entitlements described in paragraphs 8, 18 and 19.

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(b) Termination by the Company without Cause or Termination by You for Good Reason.

(i) CBS Outdoor may terminate your employment under this Agreement without Cause at any time during the Term by providing written notice of termination to you. In addition, you may terminate your employment under this Agreement for Good Reason at any time during the Term by written notice of termination to CBS Outdoor given no more than sixty (60) days after you first learn of the event constituting Good Reason. Such notice shall state an effective termination date that is not earlier than thirty (30) days and not later than sixty (60) days after the date it is given to CBS Outdoor, provided that CBS Outdoor may set an earlier effective date for your termination at any time after receipt of your notice. For purposes of this Agreement (and any other agreement that expressly incorporates the definition of Good Reason hereunder), “Good Reason” shall mean the occurrence of any of the following without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with physical and mental incapacity): (A) a reduction in your Salary, Bonus or long-term incentive compensation opportunity in effect prior to such reduction, including your annual Target Bonus or long-term incentive targets; (B) a material reduction in your positions (including serving on the Board of Directors of CBS Outdoor), titles, authorities, duties or responsibilities from those in effect immediately prior to such reduction (including any such reduction effected through any arrangement involving the sharing of your position and title as Chief Executive Officer of CBS Outdoor), or upon the consummation of the IPO, the failure to give you the authorities, duties or responsibilities which are customarily given to a chief executive officer of a public company; (C) the assignment to you of duties or responsibilities that are materially inconsistent with your authorities, duties or responsibilities as they shall exist on the Effective Date (other than authorities, duties or responsibilities relating to the operations of a public company or which are consistent with those given to a chief executive officer of a public company; provided that for so long as CBS Outdoor is a controlled public company, references to “public company” shall be modified to reflect such status) or that materially impair your ability to function as Chief Executive Officer of CBS Outdoor; (D) the material breach by CBS Outdoor of any of its obligations under this Agreement; (E) the requirement that you relocate outside the New York City metropolitan area; or (F) if prior to

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the occurrence of the IPO, the consummation of a sale or other disposition by CBS of all or substantially all its stock in CBS Outdoor or the consummation of a sale or other disposition of all or substantially all of the business or assets of CBS Outdoor. CBS Outdoor shall have thirty (30) days from the receipt of your notice within which to cure and in the event of such cure your notice shall be of no further force or effect. If no cure is effected, your termination will be effective as of the date specified in your written notice to CBS Outdoor or such earlier effective date set by CBS Outdoor following receipt of your notice.

(ii) In the event that your employment terminates under paragraph 7(b)(i) during the Term hereof, you shall thereafter receive, less applicable withholding taxes, (x) the Accrued Obligations, (y) a prorated Bonus for the year in which your employment is terminated (determined in the manner set forth in paragraph 3(b)(v) hereof), and (z) subject to your compliance with paragraph 7(h) hereunder, the following payments and benefits:

(A) Cash Severance: an amount equal to the sum of (i) twelve (12) months of your then current Salary described in paragraph 3(a) (or, if your Salary has been reduced in violation of this Agreement, your highest Salary during the Term) and (ii) your Target Bonus in effect at the time of termination (or, if your Target Bonus has been reduced in violation of this Agreement your highest Target Bonus during the Term), payable ratably in equal installments in accordance with CBS Outdoor’s then effective payroll practices, over a twelve (12) month period beginning on the regular payroll date (“Regular Payroll Date”) next following your termination date.

(B) Health Benefits: medical and dental insurance coverage for you and your eligible dependents at no cost to you (except as hereafter described) pursuant to the CBS and/or CBS Outdoor benefit plans in which you participated in at the time of your termination of employment (or, if different, other benefit plans generally available to senior level executives) for a period of twelve (12) months following the termination date, or if earlier, the date on which you become eligible for medical or dental coverage as the case may be from a third party, which period of coverage shall be considered to run concurrently with the COBRA continuation period; provided that during the period that CBS and/or CBS Outdoor provides you with this coverage, the cost of such coverage will be treated as taxable income to you and CBS and/or CBS Outdoor may withhold taxes from your compensation for this purpose; provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law.

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(C) Equity: the following with respect to awards granted to you under the LTIP:

(I) All outstanding stock option awards (or portions thereof) that have not vested and become exercisable on the date of such termination, but which would otherwise vest on or before the end of a twelve (12) month period thereafter, shall accelerate and vest immediately on the Release Effective Date, and will continue to be exercisable until the greater of twelve (12) months following the termination date or the period provided in accordance with the terms of the grant; provided, however, that in no event shall the exercise period extend beyond their expiration date.

(II) All outstanding stock option awards (or portions thereof) that have previously vested and become exercisable by the date of such termination shall remain exercisable until the greater of twelve (12) months following the termination date or the period provided in accordance with the terms of the grant; provided, however, that in no event shall the exercise period extend beyond their expiration date.

(III) All outstanding RSUs and other equity awards (or portions thereof) that would otherwise vest on or before the end of a twelve (12) month period following the termination date (the “Accelerated Share Awards”) shall accelerate and vest immediately on the Release Effective Date and be settled within ten (10) business days thereafter; provided, however, that with respect to Accelerated Share Awards that remain subject to performance-based vesting conditions on your termination date, in the event and limited to the extent that compliance with the performance-based compensation exception is required in order to ensure the deductibility of any such Accelerated Share Award under Code Section 162(m), such Accelerated Share Award shall vest if and to the extent the Committee certifies that a level of the performance goal relating to such Accelerated Share Award has been met, or, if later, the Release Effective Date, and shall be settled within ten (10) business days thereafter; provided, further, that with respect to Accelerated Share Awards that remain subject to performance-based vesting conditions on your termination date, in the event and to the extent that compliance with the performance-based compensation exception under Code Section 162(m) is not required in order to ensure the deductibility of any such Accelerated Share Award, such Accelerated Share Award shall immediately vest (with an assumption that the performance goal(s) were achieved at target level, if and to the extent applicable) on the Release Effective Date and be settled within ten (10) business days thereafter.

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(IV) All unsettled Vested RSUs, if any, that would otherwise be settled on or before the end of a twelve (12) month period following the termination date shall be settled on the earlier of (x) the date on which such Vested RSUs are otherwise scheduled to be settled and (y) the sixtieth (60th) day following your termination date.

(D) Repatriation Expenses: CBS Outdoor will pay or reimburse you for all reasonable expenses associated with the repatriation of you and your family back to the United Kingdom during the twelve (12) months following your termination by CBS Outdoor without Cause or termination of employment by you for Good Reason in accordance with its travel guidelines, as may be amended from time to time. Such expense reimbursements will be made as soon as practicable in accordance with CBS Outdoor’s guidelines, as may be amended from time to time, following the date on which CBS Outdoor receives appropriate documentation with respect to such expenses, but in no event will payment be made later than December 31 of the calendar year following the calendar year in which you incur the expenses.

To the extent that any of the payments made to you or on your behalf pursuant to this paragraph 7(b)(ii)(D) (each such payment, a “reimbursement”) arc taxable to you, CBS Outdoor will make an Additional Payment to you in an amount that after payment of all taxes payable by you with respect to the Additional Payment, will equal the amount of all taxes payable by you with respect to the related reimbursement. The Additional Payment required to be paid pursuant to the preceding sentence shall be paid to you or to the applicable taxing authorities on your behalf at the time the related taxes are due, or as soon thereafter as administratively practicable, but in any event by no later than December 31 of the calendar year next following the calendar year in which the related taxes are remitted to the applicable taxing authorities.

(iii) You shall not be required to mitigate the amount of any payment provided for in paragraph 7(b)(ii) by seeking other employment. The payments provided for in paragraph 7(b)(ii) are in lieu of any other severance or income continuation or protection under any CBS Outdoor or CBS plan, program or agreement that may now or hereafter exist (unless the terms of such plan, program or agreement expressly state that the payments and benefits payable thereunder are intended to be in addition to the type of payments and benefits described in paragraph 7(b)(ii) of this Agreement).

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(c) Termination Without Initial Public Offering.

(i) Notwithstanding any provision of this Agreement to the contrary, if the IPO has not been completed by the second anniversary of the Effective Date, or, if sooner, upon CBS materially ceasing its efforts to complete the IPO, you may resign your employment under this Agreement by written notice of termination to CBS Outdoor given during the thirty (30) day period following the second anniversary of the Effective Date. Such notice shall state an effective resignation date that is not earlier than ninety (90) days after the date it is given to CBS Outdoor, provided that CBS Outdoor may set an earlier effective date for your resignation at any time after receipt of your notice. Additionally, you shall provide written notice to the CBS CEO prior to the date you provide written notice of termination to CBS Outdoor and offer and be available to meet with the CBS CEO regarding your decision within ten (10) days following your provision of written notice to the CBS CEO and prior to your provision of written notice of termination to CBS Outdoor.

(ii) In the event that your employment terminates under the circumstance described in paragraph 7(c)(i), you shall thereafter receive, less applicable withholding taxes, (x) the Accrued Obligations, and (y) subject to your compliance with paragraph 7(h) hereunder, the following payments and benefits:

(A) Cash Severance: an amount equal to the sum of (i) eighteen (18) months of your then current Salary described in paragraph 3(a) (or, if your Salary has been reduced in violation of this Agreement, your highest Salary during the Term) and (ii) 1.5 times your Target Bonus in effect at the time of termination ( or if your Target Bonus has been reduced in violation of this Agreement, your highest Target Bonus during the Term), payable ratably in equal installments in accordance with CBS Outdoor’s then effective payroll practices, over a eighteen (18) month period beginning on the Regular Payroll Date next following your termination date.

(B) Health Benefits: medical and dental insurance coverage for you and your eligible dependents at no cost to you (except as hereafter described) pursuant to the CBS and/or CBS Outdoor benefit plans in which you participated in at the time of your termination of employment (or, if different, other benefit plans generally available to senior level executives) for a period of eighteen (18) months following

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the termination date, or if earlier, the date on which you become eligible for medical or dental coverage as the case may be from a third party, which period of coverage shall be considered to run concurrently with the COBRA continuation period; provided that during the period that CBS and/or CBS Outdoor provides you with this coverage, the cost of such coverage will be treated as taxable income to you and CBS and/or CBS Outdoor may withhold taxes from your compensation for this purpose; provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law.

(C) Equity: the following with respect to awards granted to you under the LTIP:

(I) All outstanding stock option awards (or portions thereof) that have not fully vested and become exercisable on or before the date of such termination shall accelerate and vest immediately on the Release Effective Date (as defined in paragraph 7(h) below), and will continue to be exercisable until the greater of eighteen (18) months following the termination date or the period provided in accordance with the terms of the grant, but in no event later than their expiration date.

(II) All outstanding stock option awards (or portions thereof) that have previously vested and become exercisable by the date of such termination shall remain exercisable until the greater of eighteen (18) months following the termination date or the period provided in accordance with the terms of the grant, but in no event later than their expiration date.

(III) All outstanding RSUs and other equity awards (or portions thereof) that have not vested on or before the termination date shall accelerate and vest immediately on the Release Effective Date and be settled within ten (10) business days thereafter; provided, however, that with respect to RSUs and other equity awards which remain subject to performance-based vesting conditions on your termination date, in the event and limited to the extent that compliance with the performance-based compensation exception is required in order to ensure the deductibility of any such RSU or other equity award under Code Section 162(m), such RSU or other equity award shall vest if and to the extent the Committee certifies that a level of the performance goal(s) relating to such RSU or other equity award has been met, or, if later, the Release Effective Date, and shall be settled within ten (10) business days thereafter; provided, further, that with respect to RSUs and other equity

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awards which remain subject to performance-based vesting conditions on your termination date, in the event and to the extent that compliance with the performance-based compensation exception under Code Section 162(m) is not required in order to ensure the deductibility of any such RSU or other equity award, such RSU or other equity award shall immediately vest (with an assumption that the performance goal(s) were achieved at target level, if and to the extent applicable) on the Release Effective Date and be settled within ten (10) business days thereafter.

(IV) All unsettled Vested RSUs, if any, that would otherwise be settled on or before the end of an eighteen (18) month period following the termination date shall be settled on the earlier of (x) the date on which such Vested RSUs are otherwise scheduled to be settled and (y) the sixtieth (60th) day following your termination date.

(D) Repatriation Expenses: CBS Outdoor will pay or reimburse you for all reasonable expenses associated with the repatriation of you and your family back to the United Kingdom during the twelve (12) months following your termination in accordance with its travel guidelines, as may be amended from time to time. Such expense reimbursements will be made as soon as practicable in accordance with CBS Outdoor’s guidelines, as may be amended from time to time, following the date on which CBS Outdoor receives appropriate documentation with respect to such expenses, but in no event will payment be made later than December 31 of the calendar year following the calendar year in which you incur the expenses.

To the extent that any of the payments made to you or on your behalf pursuant to this paragraph 7(c)(ii)(D) (each such payment, a “reimbursement”) are taxable to you, CBS Outdoor will make an Additional Payment to you in an amount that after payment of all taxes payable by you with respect to the Additional Payment, will equal the amount of all taxes payable by you with respect to the related reimbursement. The Additional Payment required to be paid pursuant to the preceding sentence shall be paid to you or to the applicable taxing authorities on your behalf at the time the related taxes are due, or as soon thereafter as administratively practicable, but in any event by no later than December 31 of the calendar year next following the calendar year in which the related taxes are remitted to the applicable taxing authorities.

(iii) You shall not be required to mitigate the amount of any payment provided for in paragraph 7(c)(ii) by seeking other employment. The

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payments provided for in paragraph 7(c)(ii) are in lieu of any other severance or equivalent income continuation protection under any CBS Outdoor or CBS severance plan, program or agreement that may now or hereafter exist (unless the terms of such plan, program or agreement expressly states that the payments and benefits payable thereunder are intended to be in addition to the types of payments and benefits described in paragraph 7(c)(ii) of this Agreement).

(d) Death.

(i) Your employment with CBS Outdoor shall terminate automatically upon your death.

In the event of your death prior to the end of the Term while you are actively employed, your beneficiary or estate shall be entitled to the Accrued Obligations, with any payments then due being payable within thirty (30) days following your date of death. In addition, (A) all awards of stock options that have not vested and become exercisable on the date of such termination shall accelerate and vest immediately, and shall continue to be exercisable by your beneficiary or estate until the greater of two (2) years following your date of death or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (B) all awards of stock options that have previously vested and become exercisable by the date of your death shall remain exercisable by your beneficiary or estate until the greater of two (2) years following your date of death or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (C) all awards of RSUs and other equity awards that remain subject only to time-based vesting conditions on the date of your death shall immediately vest and be settled within ten (10) business days thereafter; and (D) all awards of RSUs and other equity awards that remain subject to performance-based vesting conditions on the date of your death shall vest if and to the extent the Committee certifies that a level of the performance goal(s) relating to such RSU or other equity award has been met following the end of the applicable performance period, and shall be settled within ten (10) business days thereafter.

(ii) In the event of your death after the termination of your employment (which termination occurred during the Term) under circumstances described in paragraph 7(b)(i) or 7(c)(i), but prior to payment of any amounts or benefits described in paragraph 7(b)(ii) or paragraph 7(c)(ii), as applicable, that you would have received had you continued to live, all such amounts and benefits (payable under paragraph 7(b)(ii) or 7(c)(ii)) shall be paid, less applicable deductions and withholding taxes, to your beneficiary (or, if no beneficiary has been designated, to your estate) in accordance with the applicable payment schedule set forth in paragraph 7(b)(ii) or paragraph 7(c)(ii), as applicable.

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(e) Disability.

(i) If, while employed during the Term, you become “disabled” within the meaning of such term under the short-term disability (“STD”) program in which CBS Outdoor senior executives are eligible to participate (such condition is referred to as a “Disability” or being “Disabled”), you will be considered to have experienced a termination of employment with CBS Outdoor and its Subsidiaries as of the date you first become eligible to receive benefits under long-term disability (“LTD”) program in which CBS Outdoor senior executives are eligible to participate or, if you do not become eligible to receive benefits under such CBS Outdoor LTD program, you have not returned to work by the six (6) month anniversary of your Disability onset date.

(ii) Except as provided in this paragraph 7(e)(ii), if you become Disabled while employed during the Term, you will exclusively receive compensation under the STD program in accordance with its terms and, thereafter, under the LTD program in accordance with its terms, provided you are eligible to receive LTD program benefits. Notwithstanding the foregoing, if you have not returned to work by December 31st of a calendar year during the Term, you will receive bonus compensation for the calendar year(s) during the Term in which you receive compensation under the STD program, determined as follows:

(A) for the portion of the calendar year from January 1st until the date on which you first receive compensation under the STD program, bonus compensation shall be determined in accordance with the STIP (i.e., based upon achievement of company performance goals and the Committee’s good faith estimate of your achievement of your personal goals) and prorated for such period; and

(B) for any subsequent portion of that calendar year and any portion of the following calendar year in which you receive compensation under the STD program, bonus compensation shall be in an amount equal to your Target Bonus and prorated for such period(s).

Bonus compensation under this paragraph 7(e)(ii) shall be paid, less applicable deductions and withholding taxes, between January 1st and March 15th of the calendar year following the calendar year to which such bonus compensation relates. You will not receive bonus compensation for any portion of the calendar year(s) during the Term while you receive benefits under the LTD program. For the periods that you receive compensation and benefits under the

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STD and LTD programs, such compensation and benefits and the bonus compensation provided under this paragraph 7(e)(ii) are in lieu of Salary and Bonus under paragraphs 3(a) and (b).

In addition, if your employment terminates due to your “Permanent Disability” (as defined in the then current LTIP), (i) all awards of stock options that have not vested and become exercisable on your termination date shall accelerate and vest immediately, and shall continue to be exercisable until the greater of three (3) years following the termination date or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (ii) all awards of stock options and stock appreciation rights that have previously vested and become exercisable by your termination date shall remain exercisable until the greater of three (3) years following the termination date or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (iii) all awards of RSUs and other equity awards that remain subject only to time-based vesting conditions on your termination date shall immediately vest and be settled within ten (10) business days thereafter; and (iv) all awards of RSUs and other equity awards that remain subject to performance-based vesting conditions on your termination date shall vest if and to the extent the Committee certifies that a level of the performance goal(s) relating to such RSU or other equity award has been met following the end of the applicable performance period, and shall be settled within ten (10) business days thereafter.

(iii) CBS Outdoor will pay or reimburse you for all reasonable expenses associated with the repatriation of you and your family back to the United Kingdom during the twelve (12) months following your termination in accordance with its travel guidelines, as may be amended from time to time. Such expense reimbursements will be made as soon as practicable in accordance with CBS Outdoor’s guidelines, as may be amended from time to time following the date on which CBS Outdoor receives appropriate documentation with respect to such expenses, but in no event will payment be made later than December 31 of the calendar year following the calendar year in which you incur the expenses.

To the extent that any of the payments made to you or on your behalf pursuant to this paragraph 7(e)(iii) (each such payment, a “reimbursement”) are taxable to you, CBS Outdoor will make an Additional Payment to you in an amount that after payment of all taxes payable by you with respect to the Additional Payment, will equal the amount of all taxes payable by you with respect to the related reimbursement. The Additional Payment required to be paid pursuant to the preceding sentence shall be paid to you or to the applicable taxing authorities on your behalf at the time the related taxes are due,

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or as soon thereafter as administratively practicable, but in any event by no later than December 31 of the calendar year next following the calendar year in which the related taxes are remitted to the applicable taxing authorities.

(f) Renewal Notice / Non-Renewal.

(i) CBS Outdoor shall provide you with written notice, at least six (6) months prior to the expiration of the Initial Term, as to whether or not it has elected to extend your employment with CBS Outdoor for an additional twelve (12) months on the same terms and conditions set forth herein. If CBS Outdoor notifies you that it has elected to extend your employment your employment with CBS Outdoor shall continue for an additional twelve (12) months following expiration of the Initial Term.

(ii) If CBS Outdoor fails to renew the Initial Term for an additional twelve (12) months on the same terms and conditions set forth herein, your employment shall terminate at the end of the Initial Term and you shall be entitled to receive the same payments and benefits including without limitation severance and accelerated vesting of options and RSUs and continuing exercisability of options on the same basis as if the termination of your employment were a termination without Cause under paragraph 7(b)(ii) above, subject to your execution of a release in favor of CBS Outdoor and CBS as further described in paragraph 7(h).

(iii) If applicable, CBS Outdoor shall notify you six (6) months prior to the expiration of the Renewal Term in writing if it intends to continue your employment beyond the expiration of the Renewal Term. If you are notified that CBS Outdoor does intend to continue your employment, then you agree that you shall negotiate exclusively with CBS Outdoor for the first ninety (90) days following such notification. Nothing contained herein shall obligate CBS Outdoor to provide an increase to your compensation hereunder upon such renewal. If you remain employed on the date that is the last day of the Renewal Term, but have not entered into a new contractual relationship with CBS Outdoor (or any of CBS Outdoor’s Subsidiaries), then your continued employment shall be on an “at will” basis beyond expiration of the Term; provided that, if your employment is terminated by CBS Outdoor other than for cause within the three (3) month period following the expiration of the Renewal Term, you shall be entitled to the same payments and benefits, including without limitation severance and accelerated vesting of options and RSUs and continued exercisability of options, as if your employment were terminated without Cause under paragraph 7(b)(ii) above, subject to your execution of a release in favor of CBS Outdoor and CBS as further described in paragraph 7(h); provided, further, that if CBS Outdoor terminates your employment other than for cause (which for

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these purposes shall mean Cause as defined in paragraph 7(a)(i)) after the three (3) month period following the expiration of the Renewal Term, then you shall become eligible to receive severance under the then current CBS Outdoor severance plan or policy applicable to executives at your level, subject to the terms of such severance plan or policy (including your execution of a release in favor of CBS Outdoor and CBS pursuant to such plan or policy to the extent required) and you shall be entitled to the same repatriation expenses (including the tax gross-up) as provided in paragraph 7(b)(ii)(D).

(iv) You shall not be required to mitigate the amount of any payment provided for in this paragraph 7(f) by seeking other employment. The payments provided for in this paragraph 7(f) are in lieu of any other severance or similar arrangement under any CBS Outdoor severance or similar plan, program or agreement that may now or hereafter exist (unless the terms of such plan, program or agreement expressly state that the payments and benefits payable thereunder are intended to be in addition to the type of payments and benefits described in paragraph 7(f) of this Agreement).

(g) Resignation from Official Positions. If your employment with CBS Outdoor terminates for any reason, you shall automatically be deemed to have resigned at that time from any and all officer or director positions that you may have held with CBS Outdoor or any of CBS Outdoor’s Affiliated Companies and all board seats or other positions in other entities you held on behalf of CBS Outdoor, including any fiduciary positions (including as a trustee) you hold with respect to any employee benefit plans or trusts established by CBS Outdoor. You agree that this Agreement shall serve as written notice of resignation in this circumstance. If, however, for any reason this paragraph 7(g) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of CBS Outdoor or any of its Affiliated Companies, any documents or instruments which CBS Outdoor may deem reasonably necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of CBS Outdoor or any of CBS Outdoor’s Affiliated Companies to execute any such documents or instruments as your attorney-in-fact.

(h) Release; Compliance with Paragraph 6.

(i) Notwithstanding any provision in this Agreement to the contrary, prior to payment by CBS Outdoor of any amount or provision of any benefit pursuant to paragraph 7(b)(ii), 7(c)(ii) or 7(f), as applicable, (x) you shall have executed and delivered to CBS Outdoor a release (for the benefit of CBS Outdoor, CBS and their respective Affiliated Companies, directors, officers, employees, agents and assigns) in a form as set forth in Exhibit A hereto (the “Release”), and (y) the Release shall have become effective and irrevocable in its

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entirety not later than the sixtieth (60th) day following your date of termination (the date on which the Release becomes effective, the “Release Effective Date”); provided, however, that if, at the time any cash severance payments are scheduled to be paid to you and any portion of your RSUs or other equity awards that constitutes “deferred compensation” within the meaning of Code Section 409A (after taking into account all exclusions applicable to such payments and awards under Code Section 409A) is scheduled to be settled, in either case pursuant to paragraph 7(b)(ii), 7(c)(ii) or 7(f)(ii) or (iii), as applicable (together, “Payments”), you have not executed a general release that has become effective and irrevocable in its entirety, then any such Payments shall be held and accumulated without interest, and shall be paid to you on the first Regular Payroll Date following the Release Effective Date. Your failure or refusal to sign and deliver the release or your revocation of an executed and delivered release in accordance with applicable laws, whether intentionally or unintentionally, will result in the forfeiture of the payments and benefits under paragraph 7(b)(ii), 7(c)(ii) or 7(f)(ii) or (iii), as applicable. Anything herein to the contrary notwithstanding, if such sixty (60) day period ends in a calendar year subsequent to the year in which your employment ends, no Payments shall be made until the first Regular Payroll Date in such following calendar year that occurs on or after the Release Effective Date. If any Payments are delayed pursuant to the preceding sentence, the first such Payment to be made shall include all Payments that would have been made following the date of termination of your employment but for such delay.

(ii) Notwithstanding any provision in this Agreement to the contrary, the payments and benefits described in paragraph 7(b)(ii), 7(c)(ii) or 7(f)(ii) or (iii), as applicable, shall immediately cease, and neither CBS nor CBS Outdoor shall have any further obligations to you with respect thereto, in the event that you materially breach any provision of paragraph 6 hereof.

(i) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 7(b)(ii), 7(c)(ii) or 7(f)(ii) or (iii), as applicable, with respect to medical and dental benefits), participation in all CBS and/or CBS Outdoor benefit plans and programs (including, without limitation, vacation accrual, all retirement and related excess plans and LTD) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs, and subject to any vested rights you may have under the terms of such plans or programs. The foregoing shall not apply to the LTIP and, after the termination of your employment, your rights under the LTIP shall be governed by the terms of the LTIP award agreements, certificates, the applicable LTIP plan(s) and this Agreement.

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8. Indemnification.

(a) CBS Outdoor agrees that if you are made a party to, threatened to be made a party to, receive any legal process in, or receive any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a director, officer, employee, consultant or agent of CBS Outdoor, or are or were serving at the written request of, or on behalf of, CBS Outdoor as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of CBS Outdoor or other entity, you shall be indemnified and held harmless by CBS Outdoor to the fullest extent permitted or authorized by CBS Outdoor’s certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing your rights to indemnification or contribution) incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even though you have ceased to be a director, officer, member, employee, consultant or agent of CBS Outdoor or other entity and shall inure to the benefit of your heirs, executors and administrators. CBS Outdoor shall be responsible for reimbursing you for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by you in connection with any Proceeding within twenty (20) business days after receipt by CBS Outdoor of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses.

(b) To the extent that CBS Outdoor maintains officers’ and directors’ liability insurance, you will be covered under such policy to the same extent as its other similarly-situated senior executives subject to the exclusions and limitations set forth therein.

9. No Acceptance of Payments. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than CBS for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by CBS, or any of CBS’s Affiliated Companies.

10. Equal Opportunity Employer; Employee Statement of Business Conduct. You recognize that CBS and CBS Outdoor are equal opportunity employers. You agree that you will comply with CBS and CBS Outdoor written policies regarding

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employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, sex, religion, national origin, citizenship, age, marital status, sexual orientation, disability or veteran status. In addition, you agree that you will comply with the CBS Business Conduct Statement.

11. Notices. All notices under this Agreement must be given in writing, by personal delivery or by registered mail, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of CBS Outdoor and CBS, to the attention of their General Counsels. Any notice given by registered mail shall be deemed to have been given three days following such mailing.

12. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or CBS Outdoor except that CBS Outdoor may assign this Agreement to any majority owned Subsidiary of or successor in interest to CBS Outdoor.

13. New York Law, Etc. You acknowledge that this Agreement has been executed, in whole or in part, in the State of New York and that your employment duties are performed in New York. Accordingly, you agree that this Agreement and all matters or issues arising out of or relating to your CBS Outdoor employment shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

14. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on CBS Outdoor or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply an extension of this Agreement upon the expiration of the Term.

15. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.

16. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

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17. Supersedes Prior Agreements. This Agreement supersedes and cancels all prior agreements relating to your employment by CBS Outdoor, CBS or any of their respective Affiliated Companies relating to the subject matter herein, except to the extent any prior written agreement between the parties hereto expressly provides that it shall not be superseded or canceled by this Agreement.

18. Payment of Deferred Compensation – Code Section 409A. The parties hereto intend that all payments and benefits to be made or provided to you hereunder either will be exempt from, or will be paid or provided in compliance with, all applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder and all notices, rulings and other guidance of general applicability issued by the Internal Revenue Service interpreting the same (collectively, “Code Section 409A”), and the provisions of this Agreement shall be construed and administered in accordance with such intent. In furtherance of such intent, the following provisions shall apply notwithstanding any other provisions in this Agreement to the contrary:

(a) All payments to be made to you hereunder, to the extent they are subject to the requirements of Code Section 409A (after taking into account all exclusions applicable to such payments thereunder), shall be made no later, and shall not be made any earlier, than at the time or times specified herein for such payments to be made, except as otherwise permitted or required under Code Section 409A.

(b) The date of your “separation from service”, as defined in Code Section 409A, shall be treated as the Executive’s Date of Termination for purposes of determining the time of payment of any amount that is subject to Code Section 409A (after taking into account all exclusions applicable to such payments thereunder) that becomes payable to the Executive hereunder upon your termination of employment.

(c) To the extent any payment otherwise required to be made to you hereunder on account of your separation from service is properly treated as subject to Code Section 409A (after taking into account all exclusions applicable to such payment thereunder), and you are a “specified employee” under Code Section 409A at the time of your separation from service, then such payment shall not be made until the first business day after the earlier of (i) the expiration of six (6) months from the date of your separation from service, or (ii) the date of your death (such first business day, the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to you or, if you have died, to your estate, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

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(d) In the case of any amounts payable hereunder to you in the form of a series of installment payments, each such installment payment shall be treated as a separate payment for purposes of Code Section 409A.

(e) To the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits hereunder is subject to Code Section 409A (after taking into account all exclusions applicable thereunder to such reimbursements and benefits): (i) reimbursement of any such expense shall be made no later than December 31st of the year following the year in which you incur such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(f) In no event whatsoever (including, but not limited to as a result of this paragraph 18 or otherwise) shall CBS Outdoor, CBS or any of their Subsidiaries or affiliates be liable for any tax, interest or penalties that may be imposed on you under Code Section 409A. None of CBS Outdoor, CBS or any of their affiliates has any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. You acknowledge that you have been advised to obtain independent legal, tax or other counsel in connection with Code Section 409A.

19. Arbitration. If any disagreement or dispute whatsoever shall arise between the parties concerning, arising out of or relating to this Agreement (including the documents referenced herein) or your employment with CBS Outdoor, the parties hereto agree that such disagreement or dispute shall be submitted to binding arbitration before the American Arbitration Association (the “AAA”), and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Mediation Procedures (the “Rules”). Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall bear its respective costs (including attorney’s fees, and there shall be no award of attorney’s fees). Judgment upon the final award rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, CBS Outdoor and/or CBS shall be entitled to seek injunctive, provisional and equitable relief in a court proceeding as a result of your alleged violation of the terms of paragraph 6 of this Agreement, and you hereby consent and agree to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.

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20. Third Party Beneficiaries. This Agreement does not and is not intended to confer any rights or remedies upon any person other than the parties hereto, except that it is expressly agreed that CBS and its successors and assigns are intended beneficiaries of all appropriate provisions of this Agreement, including, without limitation, paragraphs 6, 7(h), 9, 18 and 19 hereof.

21. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

[signature page to follow]

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Agreement to the undersigned.

Very truly yours,

CBS OUTDOOR AMERICAS INC.
(as to its obligations herein)

By:	/s/ Anthony G. Ambrosio
	Name:	Anthony G. Ambrosio

CBS CORPORATION
(as to its obligations herein)

By:	/s/ Anthony G. Ambrosio
	Name:	Anthony G. Ambrosio

ACCEPTED AND AGREED:

/s/ Jeremy Male

Jeremy Male

Date:	6th Sept 2013

EXHIBIT A

FORM OF RELEASE

WHEREAS, Jeremy Male (hereinafter referred to as “Executive”) is employed by CBS Outdoor Americas Inc., a Maryland corporation (hereinafter referred to as “Employer”), and is a party to an employment agreement dated as of September 6, 2013 (the “Agreement”) which provides for Executive’s employment with Employer on the terms and conditions specified therein; and

WHEREAS, pursuant to paragraph 7(h) of the Agreement, Executive has agreed to execute a Release of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with Employer; and

NOW, THEREFORE, in consideration of the premises and promises herein contained and for other good and valuable consideration received or to be received by Executive in accordance with the terms of the Agreement, it is agreed as follows:

1. Release

(a) Executive acknowledges, understands and agrees that (i) he has no knowledge (actual or otherwise) of any complaint, claim or action that he may have against Employer, CBS Corporation (“CBS”) and each of their respective owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, Subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, Subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), or any of them; (ii) Executive hereby irrevocably and unconditionally waives, releases, settles (gives up), acquits and forever discharges the Releasees from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any claims for salary, salary increases, alleged promotions, expanded job responsibilities, constructive discharge, misrepresentation, bonuses, equity awards of any kind, severance payments, unvested retirement benefits, vacation entitlements, benefits, moving expenses, business expenses, attorneys’ fees, any claims which he may have under any contract or policy (whether such contract or policy is written or oral, express or implied), rights arising out of alleged violations of any covenant of good faith and fair dealing (express or implied), any tort, any legal restrictions on Employer’s right to terminate employees, and any claims which he may have based upon any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil

Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the American with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act, as amended (“OWBPA”), the Worker Adjustment Retraining and Notification Act, as amended (“WARN”), the Fair Labor Standards Act, as amended (“FLSA”), the Occupational Safety and Health Act of 1970 (“OSHA”), the Family and Medical Leave Act of 1993, as amended (“FMLA”), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York Equal Rights Law, as amended, the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), that Executive now has, or has ever had, or ever shall have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by Employer (any of the foregoing being a “Claim” or, collectively, the “Claims”); and (iii) Executive will not now, or in the future, accept any recovery (including monetary damages or any form of personal relief) in any forum, nor will he pursue or institute any Claim against any of the Releasees.

(b) Notwithstanding the foregoing, Executive has not waived and/or relinquished any rights he may have to file any Claim that cannot be waived and/or relinquished pursuant to applicable laws, including the right to file a charge or participate in any investigation with the Equal Employment Opportunity Commission or any other governmental or administrative agency that is responsible for enforcing a law on behalf of the government. Executive also acknowledges and understands that because Executive is waiving and releasing all Claims for monetary damages and any other form of personal relief per paragraph 1(a), Executive may only seek and receive non-personal forms of relief through any such Claim. Moreover, this General Release shall not apply to (i) any of the obligations of Employer or any other Releasee under the Agreement, or under any benefit plans, contracts, documents or programs described or referenced in the Agreement, (ii) any rights Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer’s certificate of incorporation and by-laws or otherwise, and (iii) any Claim for reimbursement of ordinary and necessary business expenses incurred by the Executive during the course of the Executive’s employment.

2. Executive understands that he has been given a period of twenty-one (21) days to review and consider this Release before signing it pursuant to the Age Discrimination in Employment Act of 1967, as amended. Executive further understands that he may use as much of this 21-day period as Executive wishes prior to signing.

3. Executive acknowledges and represents that he understands that he may revoke the Release set forth in paragraph 1(a), including, the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended, effectuated in this Release, within seven (7) days of signing this Release. Revocation can be made by delivering a written notice of revocation to the General Counsel of CBS Corporation, 51 West 52nd Street, New York, New York 10019 and the General Counsel of CBS Outdoor Americas Inc., 405 Lexington Avenue, New York, New York 10174. For this revocation to be effective, written notice must be received by the General Counsels no later than the close of business on the seventh day after Executive signs this Release. If Executive revokes the Release set forth in paragraph 1(a), Employer shall have no obligations to Executive for the payments and benefits set forth under paragraph 7(b)(ii), 7(c)(ii) or 7(f)(ii) or (iii), as applicable, of the Agreement.

4. Executive represents and acknowledges that in executing this Release he is not relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Release or otherwise.

5. This Release shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.

6. It is the desire and intent of the parties hereto that the provisions of this Release be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law shall prevail, but the provisions affected thereby shall be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Release shall remain in full force and effect and be fully valid and enforceable.

7. Executive represents and agrees (a) that Executive has, to the extent he desires, discussed all aspects of this Release with his attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Release, and (c) that Executive is voluntarily executing this Release.

8. This Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This Release is binding on the successors and assigns of Executive.

PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

This Release is executed as of the      day of             , 20    .

JEREMY MALE